Exhibit 3.1
CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
SILGAN HOLDINGS INC.
PURSUANT TO SECTION 242 OF THE GENERAL CORPORATION LAW
OF THE STATE OF DELAWARE

Silgan Holdings Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware, hereby certifies that:

1. The name of the corporation is Silgan Holdings Inc. (the “Corporation”).

2. Paragraph A of Article FOURTH of the Corporation’s Amended and Restated Certificate of Incorporation, as filed with the Secretary of State of the State of Delaware on June 7, 2006, as amended by Certificates of Amendment filed with the Secretary of State of the State of Delaware on June 7, 2010, June 7, 2010, June 11, 2018, and June 1, 2021 (as so amended, the “Certificate of Incorporation”), is hereby amended by deleting the last four sentences of such paragraph and adding the following to the end of such paragraph:

Notwithstanding anything to the contrary in this Paragraph A, at any time and from time to time during the period beginning on May 28, 2024 and ending on December 31, 2027, the Board of Directors of the Corporation may increase the number of directors of the Corporation constituting the entire Board of Directors to a maximum of nine. Any vacancies in the Board of Directors created by any such increase may be filled, as determined by the Board of Directors of the Corporation, either (i) by the Board of Directors of the Corporation, acting by a majority of the directors then in office, or (ii) by the stockholders of the Corporation at an annual meeting of stockholders. Any director so chosen shall (i) be designated as a member of such class of directors as shall be determined by the Board of Directors who shall, in making such determination, take into consideration that all classes of directors should be comprised of as nearly equal a number of directors as possible and (ii) hold office until the annual meeting of stockholders at which the term of office of such class of directors expires and until such director’s successor shall be elected and shall qualify. The number of directors constituting the class to which such director is designated shall correspondingly be increased by one. To the extent the size of the Board of Directors is so increased, upon the death, resignation, removal from office or expiration of term of service without standing for re-election of any independent director (as defined in the applicable listing standards of the New York Stock Exchange and the applicable rules of the Securities and Exchange Commission) at any time following such increase and only if the number of directors constituting the entire Board of Directors immediately prior to such death, resignation, removal from office or expiration of term of service without standing for re-election was greater than seven, then, subject to the ability of the Board of Directors of the Corporation to again increase the size of the Board of Directors to up to a maximum of nine members at any time and from time to time through December 31, 2027, (x) such directorship shall be eliminated, (y) the number of directors of the Corporation constituting the entire Board of Directors shall be reduced by one and the number of directors constituting the class of which such director was a member shall correspondingly be reduced by one, but in no event shall the number of directors of the Corporation constituting the entire Board of Directors be less than seven, and (z) such death, resignation, removal from office or expiration of term of service without standing for re-election shall not result in a vacancy in the Board of Directors.

3. This Certificate of Amendment was duly approved and adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Exhibit 3.1
4. Thereafter, an annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting this Certificate of Amendment was authorized and approved by the stockholders of the Corporation in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, SILGAN HOLDINGS INC. has caused this Certificate of Amendment to be executed in its corporate name by its duly authorized officer on the 28th day of May, 2024.

SILGAN HOLDINGS INC.

By:	/s/ Frank W. Hogan, III
Name:	Frank W. Hogan, III
Title:	Executive Vice President, General Counsel and Secretary